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NIKE, INC. REPORTS FISCAL 2018 SECOND QUARTER RESULTS

BEAVERTON, Ore., December 21, 2017 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2018 second quarter ended November 30, 2017. For the quarter, revenue growth was driven by international geographies and continued strength in NIKE Direct, which was partly offset by an expected decline in North America wholesale revenue.

Diluted earnings per share were $0.46, down 8 percent compared to the same period last year due primarily to a decline in gross margin and higher selling and administrative expense, which offset solid revenue growth, a lower tax rate and a lower average share count.

“This quarter, led by our Consumer Direct Offense, we accelerated international growth and built underlying momentum in our domestic business,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “For the back half of the fiscal year, NIKE’s innovation line-up is as strong as it’s ever been and we’ll continue to actively shape retail through new differentiated experiences.”*

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 5 percent to $8.6 billion, up 3 percent on a currency-neutral basis.**

◦	Revenues for the NIKE Brand were $8.1 billion, up 4 percent on a constant-currency basis, driven by EMEA, Greater China and APLA, including growth in the Sportswear and NIKE Basketball categories.

◦	Revenues for Converse were $408 million, down 4 percent on a currency-neutral basis, as international growth was more than offset by declines in North America.

•
Gross margin declined 120 basis points to 43.0 percent, as higher average selling prices were more than offset by unfavorable changes in foreign currency exchange rates and, to a lesser extent, higher product costs per unit.

•
Selling and administrative expense increased 10 percent to $2.8 billion. Demand creation expense was $877 million, up 15 percent, primarily driven by higher sports marketing and advertising costs. Operating overhead expense increased 8 percent to $1.9 billion, due largely to higher administrative costs and continued investments in NIKE Direct.

•	Other expense, net was $18 million as net foreign currency exchange losses were partially offset by non-operating items.

•
The effective tax rate was 12.7 percent, compared to 24.4 percent for the same period last year, reflecting the tax benefit from stock-based compensation in the current period, as well as an increase in the mix of earnings from operations outside of the U.S., which are generally subject to a lower tax rate.

•
Net income decreased 9 percent to $767 million as a decline in gross margin and higher selling and administrative expense more than offset revenue growth and a lower tax rate, while diluted earnings per share decreased 8 percent from the prior year to $0.46, including a 2 percent decline in the weighted average diluted common shares outstanding.

November 30, 2017 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.3 billion, up 6 percent from November 30, 2016, driven primarily by changes in foreign currency exchange rates and, to a lesser extent, an increase in NIKE Brand units.

•
Cash and equivalents and short-term investments were $6.4 billion, $446 million higher than last year due to net income, and proceeds from debt issuance and employee exercises of stock options, which more than offset share repurchases, dividends and investments in infrastructure.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 16.7 million shares for approximately $902 million as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of November 30, 2017, a total of 111.8 million shares had been repurchased under this program for approximately $6.2 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 21, 2017, to review fiscal second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, January 4, 2018.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2017	11/30/2016	Change	11/30/2017	11/30/2016	Change
Revenues	$8,554	$8,180	5%	$17,624	$17,241	2%
Cost of sales	4,876	4,564	7%	9,984	9,502	5%
Gross profit	3,678	3,616	2%	7,640	7,739	-1%
Gross margin	43.0%	44.2%		43.3%	44.9%

Demand creation expense	877	762	15%	1,732	1,803	-4%
Operating overhead expense	1,891	1,743	8%	3,892	3,599	8%
Total selling and administrative expense	2,768	2,505	10%	5,624	5,402	4%
% of revenues	32.4%	30.6%		31.9%	31.3%

Interest expense (income), net	13	15	—	29	22	—
Other expense (income), net	18	(18)	—	36	(80)	—
Income before income taxes	879	1,114	-21%	1,951	2,395	-19%
Income tax expense	112	272	-59%	234	304	-23%
Effective tax rate	12.7%	24.4%		12.0%	12.7%

NET INCOME	$767	$842	-9%	$1,717	$2,091	-18%

Earnings per common share:
Basic	$0.47	$0.51	-8%	$1.05	$1.26	-17%
Diluted	$0.46	$0.50	-8%	$1.03	$1.23	-16%

Weighted average common shares outstanding:
Basic	1,627.0	1,659.1		1,633.1	1,665.6
Diluted	1,660.9	1,693.2		1,669.1	1,701.3

Dividends declared per common share	$0.20	$0.18		$0.38	$0.34

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,	% Change
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and equivalents	$4,304	$4,339	-1%
Short-term investments	2,085	1,604	30%
Accounts receivable, net	3,613	3,478	4%
Inventories	5,326	5,033	6%
Prepaid expenses and other current assets	1,254	1,557	-19%
Total current assets	16,582	16,011	4%
Property, plant and equipment, net	4,117	3,566	15%
Identifiable intangible assets, net	282	283	0%
Goodwill	139	139	0%
Deferred income taxes and other assets	2,935	2,653	11%
TOTAL ASSETS	$24,055	$22,652	6%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$10	$44	-77%
Notes payable	1,229	20	—
Accounts payable	2,141	2,033	5%
Accrued liabilities	3,278	3,076	7%
Income taxes payable	92	52	77%
Total current liabilities	6,750	5,225	29%
Long-term debt	3,472	3,473	0%
Deferred income taxes and other liabilities	2,075	1,631	27%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,758	12,323	-5%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$24,055	$22,652	6%

NIKE, Inc.
DIVISIONAL REVENUES[1]
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2017	11/30/2016	Change		11/30/2017	11/30/2016	Change
North America
Footwear	$2,070	$2,219	-7%	-7%	$4,504	$4,737	-5%	-5%
Apparel	1,279	1,273	0%	0%	2,578	2,590	0%	-1%
Equipment	136	158	-14%	-14%	327	354	-8%	-8%
Total	3,485	3,650	-5%	-5%	7,409	7,681	-4%	-4%
Europe, Middle East & Africa
Footwear	1,290	1,116	16%	11%	2,761	2,573	7%	6%
Apparel	743	588	26%	21%	1,486	1,272	17%	15%
Equipment	100	88	14%	10%	230	209	10%	9%
Total	2,133	1,792	19%	14%	4,477	4,054	10%	9%
Greater China
Footwear	793	669	19%	17%	1,554	1,379	13%	14%
Apparel	397	355	12%	11%	706	624	13%	14%
Equipment	32	31	3%	0%	70	72	-3%	-2%
Total	1,222	1,055	16%	15%	2,330	2,075	12%	13%
Asia Pacific & Latin America
Footwear	873	818	7%	9%	1,700	1,605	6%	8%
Apparel	342	319	7%	10%	643	598	8%	10%
Equipment	58	69	-16%	-15%	119	134	-11%	-10%
Total	1,273	1,206	6%	8%	2,462	2,337	5%	7%
Global Brand Divisions[3]	23	21	10%	19%	43	36	19%	17%
TOTAL NIKE BRAND	8,136	7,724	5%	4%	16,721	16,183	3%	3%
Converse	408	416	-2%	-4%	891	990	-10%	-11%
Corporate[4]	10	40	—	—	12	68	—	—
TOTAL NIKE, INC. REVENUES	$8,554	$8,180	5%	3%	$17,624	$17,241	2%	2%

TOTAL NIKE BRAND
Footwear	$5,026	$4,822	4%	3%	$10,519	$10,294	2%	2%
Apparel	2,761	2,535	9%	8%	5,413	5,084	6%	6%
Equipment	326	346	-6%	-7%	746	769	-3%	-3%
Global Brand Divisions[3]	23	21	10%	19%	43	36	19%	17%
TOTAL NIKE BRAND REVENUES	$8,136	$7,724	5%	4%	$16,721	$16,183	3%	3%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[2] The percentage change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2017	11/30/2016	Change	11/30/2017	11/30/2016	Change
North America	$783	$912	-14%	$1,785	$1,916	-7%
Europe, Middle East & Africa	337	313	8%	788	798	-1%
Greater China	378	375	1%	772	746	3%
Asia Pacific & Latin America	291	266	9%	551	475	16%
Global Brand Divisions[3]	(602)	(619)	3%	(1,277)	(1,390)	8%
TOTAL NIKE BRAND	1,187	1,247	-5%	2,619	2,545	3%
Converse	48	78	-38%	137	231	-41%
Corporate[4]	(343)	(196)	-75%	(776)	(359)	-116%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	892	1,129	-21%	1,980	2,417	-18%
Interest expense (income), net	13	15	—	29	22	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$879	$1,114	-21%	$1,951	$2,395	-19%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.